                                                                    EXHIBIT 02.3



                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 23, 2002

                                  BY AND AMONG

                  FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

                              FD ACQUISITION CORP.

                         FACTUAL DATA ACQUISITION CORP.

                                       AND

                               FACTUAL DATA CORP.

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of July 23, 2002, by and among Factual Data Corp., a Colorado corporation (the "Company"), Fidelity National Information Solutions, Inc., a Delaware corporation ("FNIS"), FD Acquisition Corp., a Colorado corporation and wholly-owned subsidiary of FNIS ("First Merger Sub"), and Factual Data Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of FNIS ("Second Merger Sub") (the "Agreement").

                                    RECITALS

         WHEREAS, the Boards of Directors of the Company, FNIS, First Merger Sub and Second Merger Sub each have determined that a business combination between the Company and FNIS is advisable and in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

         WHEREAS, the parties hereto intend that, in the event of a Combination Cash and Stock Exchange (as defined below), the merger provided for herein shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code") (a "368 Reorganization"); and

         WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, FNIS, First Merger Sub and Second Merger Sub have approved and adopted this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions.

                  (a) As used herein, the following terms have the following meanings:

                  "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "Control" (including the correlative terms "Controlling," "Controlled By" and "Under Common Control With") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Average FNIS Common Share Price" means the average of the daily closing prices of a FNIS Common Share (calculated to the nearest 0.0001) on The Nasdaq National Market for the ten (10) consecutive trading days immediately preceding and including the Determination Date (or, in the event that there is no trading of FNIS Common Shares on any day during the 10-trading-day period, for such lesser number of days within such 10-trading-day period when FNIS Common Shares are traded).

                  "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in Los Angeles, California.

                  "Company Common Share" means one share of common stock of the Company without par value.

                  "Company SEC Documents" means (i) the annual report on Form 10-K of the Company (the "Company 10-K") for the fiscal year ended December 31, 2001 as amended on April 26, 2002, (ii) the quarterly report on Form 10-Q of the Company (the "Company 10-Q") for the fiscal quarter ended March 31, 2002, and
(iii) all other reports, filings, registration statements and other documents filed by the Company with the SEC since December 31, 2001.

                  "Contracts" means agreements, arrangements, commitments, contracts, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents or similar understandings, whether written or oral, formal or informal.

                  "Determination Date" means the date of satisfaction or, to the extent permitted in the Agreement, waiver of, the conditions set forth in
Article X (other than conditions that by their nature are to be satisfied at the Closing).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "FNIS Common Share" means one share of common stock of FNIS, $0.001 par value per share.

                  "FNIS SEC Documents" means (i) FNIS's annual report on Form 10-K for its fiscal year ended December 31, 2001 (the "FNIS 10-K"), as amended on April 30, 2002, (ii) FNIS's quarterly report on Form 10-Q (the "FNIS 10-Q") for its fiscal quarter ended March 31, 2002, as amended on May 21, 2002, and
(iii) all other reports, filings, registration statements and other documents filed by FNIS with the SEC since December 31, 2001.

                  "Fixed Assets" means plants, buildings, fixtures, structures, furniture and equipment owned, leased or used by the Company or its Subsidiaries which have an individual value of at least $10,000.

                  "Governmental Entity" means any federal, state, municipal or local governmental authority, any foreign or international governmental authority, or any court, administrative or regulatory agency or commission or other governmental agency.

                  "Indemnifying Shareholder" means each of, and "Indemnifying Shareholders" means collectively, the following Persons: J.H. Donnan, James N. Donnan and Russell E. Donnan.

                  "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together will all of the goodwill associated therewith, (iii) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, (viii) Internet URLs, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

                  "Knowledge" (and all correlative terms) as to FNIS or the Company means the actual knowledge of the executive officers or senior management identified on Section 1.1 of FNIS's or the Company Disclosure Schedule, respectively, and as to each other Person, means the actual knowledge of that Person.

                  "Law" means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Entities having the effect of law of the United States, any foreign country or any foreign or domestic state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality or any Governmental Entity thereof.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and taxes not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established by the Company or FNIS, as the case may be) and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business.

                  "Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, other than (x) effects caused by (i) changes in general economic or securities markets conditions, (ii) changes in interest rate levels, (iii) changes that affect the real estate services industry, (iv) (A) in the case of the Company, the identity of FNIS as the acquiror of the Company or the conduct of FNIS with respect to the transactions contemplated by this Agreement prior to the Effective Time, or (B) in the case of FNIS, the identity of the Company as the acquired party or the conduct of the Company with respect to the transactions contemplated by this Agreement prior to the Effective Time, or (v) the public announcement of the transactions contemplated by this Agreement. "FNIS Material Adverse Effect" means a Material Adverse Effect in respect of FNIS and its Subsidiaries, taken as a whole, and "Company Material Adverse Effect" means a Material Adverse Effect in respect of the Company and its Subsidiaries, taken as a whole.

                  "Maximum Cash Amount" means an amount determined by FNIS in consultation with its tax advisers that will not adversely affect the treatment of the Double Merger (as defined herein) as a tax free reorganization within the meaning of Section 368 of the Code.

                  "Merger Share" means a Company Common Share outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and other than shares to be cancelled in accordance with
Section 3.1(a) hereof).

                  "Merger Sub Share" means one share of common stock of First Merger Sub, without par value.

                  "Option Exchange Ratio" means a fraction, (i) the numerator of which is Thirteen Dollars and Seventy-Five Cents ($13.75) and (ii) the denominator of which is the Average FNIS Common Share Price.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person and its Subsidiaries in the industry in which the relevant Person and its Subsidiaries does business.

                  "Per Share Cash Consideration" means any amount of cash determined by FNIS, in its sole discretion, provided such amount shall not be less than $3.4375 or greater than $6.875.

                  "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

                  "Principal Shareholders" means each and all of the following
Persons: J.H. Donnan, James N. Donnan, Todd A. Neiberger, Russell E. Donnan, Robert J. Terry, Abdul H. Rajput, Daniel G. Helle, J. Barton Goodwin, Marcia R. Donnan, CIVC Fund L.P. and BCI Growth V, L.P.

                  "Proposal" means any offer or proposal, indication of interest (by public announcement or otherwise), or inquiry with respect to the Company's willingness to receive or discuss an offer or proposal.

                  "Proxy Statement/Prospectus" means the proxy statement/prospectus including the Registration Statement and the proxy statement for the shareholders of the Company, together with any amendments or supplements thereto.

                  "Registration Statement" means the Registration Statement on Form S-4 registering under the Securities Act the FNIS Common Shares issuable in connection with the First Merger.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Stock Exchange Ratio" means a fraction, (i) the numerator of which is equal to Thirteen Dollars and Seventy-Five Cents ($13.75) minus the Per Share Cash Consideration and (ii) the denominator of which is the Average FNIS Common Share Price (calculated to the nearest 0.0001).

                  "Subsidiary" when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

                  "Superior Proposal" means a bona fide written Takeover Proposal made by a Person (or group of Persons) other than FNIS or its Subsidiaries (i) on terms which the Company's Board of Directors by a majority vote determines in good faith (after consultation with its independent financial advisors and outside legal counsel) would result in a transaction, if consummated, that is more favorable to the Company and the Company's shareholders, from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the Proposal, including conditions to consummation) than the transactions contemplated hereby, such that the Company's Board of Directors is obligated to accept such proposal in order to comply with its fiduciary duties under applicable law and (ii) for which any required financing is irrevocably committed in writing executed by the Person providing such financing or, in the good faith determination of a majority of the Board of Directors of the Company, such Person is reasonably capable of providing such financing.

                  "Takeover" means, other than by FNIS or its Subsidiaries, (i) a tender or exchange offer for 50% or more of the equity of the Company, (ii) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries as a result of which the Company's shareholders prior to such transaction (by virtue of their ownership of Company Common Shares) in the aggregate own less than 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), or (iii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

                  "Takeover Proposal" means any unsolicited Proposal for a Takeover.

                  "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, ad valorem, duties, capital stock, franchise, profits withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  (b) Each of the following terms is defined in the Section set forth opposite such term:



                                Terms                                           Section
                                -----                                           -------
                  368 Reorganization                                        Recitals
                  All Cash Consideration                                    Section 3.1(b)(i)
                  Articles of Incorporation                                 Section 2.3
                  Articles of First Merger                                  Section 2.2(a)
                  Average FNIS Common Share Price                           Section 1.1(a)
                  Basket Amount                                             Section 12.2(a)
                  Burdensome Condition                                      Section 9.1
                  CBCA                                                      Section 2.1(a)
                  Certificate of Incorporation                              Section 2.3
                  Certificate of Second Merger                              Section 2.2(a)
                  Closing                                                   Section 2.2(b)
                  Code                                                      Recitals
                  Combination Cash and Stock Exchange                       Section 3.1(b)(ii)

                                Terms                                           Section
                                -----                                           -------
                  Company                                                   Preamble
                  Company 10-K                                              Section 1.1(a)
                  Company 10-Q                                              Section 1.1(a)
                  Company Employee Plans                                    Section 4.15(a)
                  Company Financial Statements                              Section 4.8
                  Company Option                                            Section 3.5(a)
                  Company Recommendation                                    Section 7.2
                  Company Returns                                           Section 4.14(a)
                  Company Securities                                        Section 4.5(b)
                  Company Shareholder Approval                              Section 4.31(a)
                  Company Shareholders Meeting                              Section 7.2
                  Competing Transaction                                     Section 7.3(a)
                  Confidentiality Agreement                                 Section 7.3(a)
                  Damages                                                   Section 12.1
                  DGCL                                                      Section 2.1(b)
                  Dissenting Shares                                         Section 3.6(a)
                  Double Merger                                             Section 2.1(b)
                  Effective Time                                            Section 2.2(a)
                  End Date                                                  Section 11.1(b)(i)
                  Environmental Laws                                        Section 4.20(b)
                  ERISA                                                     Section 4.15(a)
                  Estimated Dissenters' Payment                             Section 3.1(e)
                  Exchange Agent                                            Section 3.4(a)
                  Exchange Fund                                             Section 3.4(a)
                  First Merger                                              Section 2.1(a)
                  First Merger Sub                                          Recital
                  First Surviving Corporation                               Section 2.1(a)
                  First Surviving Corporation Bylaws                        Section 2.3
                  FNIS                                                      Preamble
                  FNIS 10-Ks                                                Section 1.1(a)
                  FNIS 10-Q                                                 Section 1.1(a)
                  FNIS Financial Statements                                 Section 5.10
                  FNIS Option                                               Section 3.5(a)
                  FNIS Securities                                           Section 5.8(b)
                  GAAP                                                      Section 4.8
                  HSR Act                                                   Section 4.3
                  Indemnified Parties                                       Section 12.1
                  Indemnifying Shareholders                                 Section 1.1(a)
                  Knowledge                                                 Section 1.1(a)
                  Option Conditions                                         Section 4.5
                  Principal Shareholders                                    Section 1.1(a)
                  Restricted Stock Agreement                                Section 7.5
                  Second Merger                                             Section 2.1(b)
                  Second Merger Sub                                         Preamble
                  Second Surviving Corporation                              Section 2.1(b)
                  Second Surviving Corporation Bylaws                       Section 2.3
                  Subsequent Causal Event or Circumstance                   Section 11.1(d)(ii)
                  Superior Proposal                                         Section 1.1(a)


                                Terms                                           Section
                                -----                                           -------

                  Takeover                                                  Section 1.1(a)
                  Takeover Proposal                                         Section 1.1(a)
                  Termination Fee                                           Section 11.3(c)
                  Voting Agreement                                          Section 7.4

                                   ARTICLE II
                                   THE MERGER

         Section 2.1 The Merger.

                  (a) At the Effective Time, First Merger Sub shall be merged (the "First Merger") with and into the Company in accordance with the terms and conditions of this Agreement and of the Colorado Business Corporation Act (the "CBCA"). Immediately following the First Merger, the separate existence of First Merger Sub shall cease, and the Company shall be the surviving corporation (the "First Surviving Corporation"), and shall succeed to and assume all the rights and obligations of the Company and First Merger Sub in accordance with the CBCA.

                  (b) In the event that FNIS elects the Combination Cash and Stock Exchange under Section 3.1(b) below, following the First Merger, as part of the same plan of reorganization and within three (3) Business Days following the First Merger, or as soon thereafter as practicable, the First Surviving Corporation shall be merged (the "Second Merger") with and into the Second Merger Sub in accordance with the terms and conditions of this Agreement and of the Delaware General Corporations Law (the "DGCL") and the CBCA, as applicable. Immediately following the Second Merger, the separate corporate existence of the First Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving corporation, (the "Second Surviving Corporation"), and shall succeed to and assume all the rights and obligations of the First Surviving Corporation and Second Merger Sub in accordance with the DGCL (the "Double Merger").

         Section 2.2 Closing; Effective Time.

                  (a) Not later than the second Business Day after the Determination Date, and subject to the satisfaction of any condition that by its nature is to be satisfied at the Closing, the Company and First Merger Sub will file articles of merger (the "Articles of First Merger") with the Secretary of State of the State of Colorado and make all other filings or recordings required by the CBCA in connection with the First Merger, and, in the event of a Double Merger, within three (3) Business Days after the Effective Time or as soon as practicable thereafter, the First Surviving Corporation and the Second Merger Sub will file a certificate of merger (the "Certificate of Second Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL and/or CBCA in connection with the Second Merger. The term "Effective Time" means the date and time of the filing of the Articles of First Merger with the Secretary of State of the State of Colorado (or such later time as may be agreed to by each of the parties hereto and specified in the Articles of First Merger in accordance with the CBCA).

                  (b) The closing of the First Merger (the "Closing"), and, in the event of a Double Merger, of the Second Merger, shall be held at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California (or such other place as agreed by the parties) at 10:00 a.m. California time on a date or dates to be specified by the parties, which, in the case of the First Merger, shall be no later than the second Business Day after the Determination Date, unless the parties hereto agree to another date or time, and, in the case of the Second Merger, shall be no later than the third Business Day following the Effective Time or as soon as practicable thereafter.

         Section 2.3 Certificate of Incorporation and By-laws of the Surviving Corporations. In the case of the First Merger, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "Articles of Incorporation"), and, in the event of a Double Merger, the certificate of incorporation of the Second Merger Sub, as in effect immediately prior to the effective time of the Second Merger, shall be the certificate of incorporation of the Second Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "Certificate of Incorporation"). The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "First Surviving Corporation By-laws"), and in the event of a Double Merger, the by-laws of the Second Merger Sub, as in effect immediately prior to the effective time of the Second Merger, shall be the by-laws of the Second Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "Second Surviving Corporation By-laws").

         Section 2.4 Directors and Officers of the Surviving Corporations. From and after the Effective Time, the directors of the First Surviving Corporation shall be the persons who were the directors of First Merger Sub immediately prior to the Effective Time, and the officers of the First Surviving Corporation shall be the persons who were the officers of the First Merger Sub immediately prior to the Effective Time. In the event of a Double Merger, from and after the effective time of the Second Merger, the directors of the Second Surviving Corporation shall be the persons who were the directors of Second Merger Sub immediately prior to the effective time of the Second Merger, and the officers of the Second Surviving Corporation shall be the persons who were the officers of the Second Merger Sub immediately prior to the effective time of the Second Merger. Said directors and officers of the First Surviving Corporation and the Second Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and First Surviving Corporation By-Laws, with respect to the First Surviving Corporation, and Certificate of Incorporation and Second Surviving Corporation By-laws, with respect to the Second Surviving Corporation, and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the First Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and the First Surviving Corporation By-laws. If, at or after the effective time of the Second Merger, a vacancy shall exist on the Board of Directors or in any of the offices of the Second Surviving Corporation, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and the Second Surviving Corporation By-laws.

                                   ARTICLE III
                  CONVERSION OF SECURITIES AND RELATED MATTERS

         Section 3.1 Conversion of Company Capital Stock. At the Effective Time, by virtue of the First Merger:

                  (a) Each Company Common Share held by the Company as treasury stock or owned by FNIS or any of its Subsidiaries immediately prior to the Effective Time shall be cancelled, and no payment shall be made in respect thereof.

                  (b) Subject to Section 3.1(e) and Section 3.6 hereof, each Merger Share shall be cancelled and, at the Effective Time, shall be converted into the right to receive, at the election of FNIS (which election, including the determined amount of the Per Share Cash Consideration, shall be applicable to all Merger Shares), either: (i) cash of Thirteen Dollars and Seventy-Five Cents ($13.75) (Section 3.1(b)(i) shall be referred to herein as the "All Cash Consideration"), or (ii) the Per Share Cash Consideration and a number of FNIS Common Shares equal to the Stock Exchange Ratio (Section 3.1(b)(ii) shall be referred to herein as the "Combination Cash and Stock Exchange").

                  (c) Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, without par value, of the First Surviving Corporation, and the First Surviving Corporation shall be a wholly owned subsidiary of FNIS. Each stock certificate of First Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the First Surviving Corporation.

                  (d) Notwithstanding anything to the contrary in this Section 3.1, in the event that the Average FNIS Common Share Price is less than twenty-five dollars ($25.00), FNIS shall have the option, in the event of a Combination Cash and Stock Exchange, to (i) close the First Merger at the Average FNIS Common Share Price or (ii) terminate this Agreement pursuant to
Section 11.1(d)(iv).

                  (e) Notwithstanding any other provision in this Agreement, in the event of a Combination Cash and Stock Exchange, the total amount of cash consideration to be paid by FNIS plus any cash paid to holders of Dissenting Shares shall in no event exceed the Maximum Cash Amount. In the event of a Combination Cash and Stock Exchange, and if and to the extent there are Dissenting Shares pursuant to which, based on FNIS's estimate in Section 3.1(e)(i) below, the total amount of cash consideration paid by FNIS would exceed the Maximum Cash Amount, the following adjustments shall be made (such that the aggregate consideration payable by FNIS under Section 3.1(b) and pursuant to the appraisal rights of Dissenting Shares under Section 3.6 shall be no greater than the aggregate consideration otherwise payable under Section 3.1(b) were there no Dissenting Shares):

                           (i) FNIS shall estimate the maximum aggregate amount
(the "Estimated Dissenters' Payment") payable to holders of the Dissenting Shares under Section 3.6 and the Per Share Cash Consideration shall be reduced by an amount equal to (A) (1) the Estimated Dissenters' Payment minus (2) the number of Dissenting Shares multiplied by the initial Per Share Cash Consideration, divided by (B) the number of non-dissenting Merger Shares; and

                           (ii) The Stock Exchange Ratio shall be increased by
an amount equal to (A) the number of Dissenting Shares divided by the number of non-dissenting Merger Shares, multiplied by (B) the initial Stock Exchange Ratio.

                  For purposes of illustration only, Schedule 3.1 sets forth an example of the application of this Section 3.1(e).

         Section 3.2 Conversion in Second Merger. In the event of a Second Merger, each share of the First Surviving Corporation issued and outstanding immediately prior to the effective date of the Second Merger shall, by virtue of the Second Merger, be converted into and exchanged for one fully paid, validly issued and nonassessable share of Common Stock, $0.001 par value, of the Second Surviving Corporation.

         Section 3.3 Fractional Shares; Adjustments.

                  (a) No certificate or scrip representing fractional FNIS Common Shares shall be issued upon the surrender for exchange of certificates representing Merger Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of FNIS. Notwithstanding any other provision of this Agreement, each holder of Merger Shares exchanged pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a FNIS Common Share (after taking into account all certificates representing Merger Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a FNIS Common Share multiplied by the Average FNIS Common Share Price.

                  (b) If at any time during the period between the Determination Date and the Effective Time, any change in the outstanding shares of capital stock of FNIS or securities convertible or exchangeable into capital stock of FNIS shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend or distribution thereon (other than regular quarterly cash dividends) or a record date with respect to any of the foregoing shall occur during such period, the Stock Exchange Ratio and the Option Exchange Ratio shall be appropriately adjusted to provide to the holders of the FNIS Common Shares and the Company Common Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

         Section 3.4 Exchange of Certificates.

                  (a) Exchange Agent. Promptly after the date hereof, FNIS shall appoint a commercial bank or trust company, or a subsidiary thereof, as an exchange agent (the "Exchange Agent") for the benefit of holders of Company Common Shares. At or immediately prior to the Effective Time, FNIS shall deposit with the Exchange Agent, for exchange or payment in accordance with this Section
3.4 through the Exchange Agent, (i) certificates evidencing the total number of whole FNIS Common Shares to be issued in the First Merger, if any, and (ii) cash necessary to pay amounts due pursuant to Sections 3.1(b) and 3.3(a) (such certificates for FNIS Common Shares and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article III, deliver the FNIS Common Shares and cash contemplated to be issued pursuant to this Article III out of the Exchange Fund. Except as contemplated by Section 3.4(e), Section 3.4(f) or
Section 3.4(g) hereof, the Exchange Fund shall not be used for any other purpose, and moreover the cash portion of the Exchange Fund shall not be subjected to any investment risks whatsoever and FNIS shall promptly and proportionately replenish the Exchange Fund upon any deficiency or loss resulting from the Exchange Agent's investment activities if necessary to ensure sufficient funds to meet FNIS' obligations hereunder.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time, FNIS shall send, or will cause the Exchange Agent to send, to each holder of record of a certificate or certificates representing outstanding Merger Shares that were converted into the right to receive the FNIS Common Shares and/or cash contemplated to be issued pursuant to this Article III, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the certificates representing outstanding Company Common Shares to the Exchange Agent), for use in the exchange contemplated by this
Section 3.4. Upon surrender of such certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the applicable portion of the FNIS Common Shares and cash contemplated to be issued pursuant to this Article III. Until surrendered as contemplated by this Section 3.4, each certificate representing Merger Shares shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the FNIS Common Shares and/or cash contemplated to be issued pursuant to this Article III. If any portion of such FNIS Common Shares and/or cash is to be paid to a Person other than the Person in whose name the certificate representing Merger Shares is registered, it shall be a condition to such payment that such certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any certificate representing outstanding Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by FNIS, the posting by such Person of a bond, in such reasonable amount as FNIS may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed certificate, the applicable portion of the FNIS Common Shares and/or cash contemplated to be issued pursuant to this
Article III.

                  (c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by FNIS in respect of the FNIS Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all FNIS Common Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to FNIS Common Shares issuable pursuant to this Agreement shall be paid to the holder of any unsurrendered certificate representing outstanding Merger Shares until such certificate is surrendered as provided in this Section 3.4. Following such surrender, there shall be paid, without interest, to the Person in whose name the FNIS Common Shares have been registered (i) at the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time previously paid or payable on the date of such surrender with respect to such whole FNIS Common Shares, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole FNIS Common Shares, less the amount of any withholding taxes which may be required thereon.

                  (d) No Further Ownership Rights in the Company Common Shares. As of the Effective Time, all Company Common Shares shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate, the applicable portion of the FNIS Common Shares and/or cash contemplated to be issued pursuant to this Article III. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of Company Common Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing outstanding Company Common Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 3.4.

                  (e) Return of Merger Consideration. Upon demand by FNIS, the Exchange Agent shall deliver to FNIS any portion of the FNIS Common Shares and/or cash deposited with the Exchange Agent pursuant to this Section 3.4 that remains undistributed to holders of Company Common Shares one year after the Effective Time. Holders of certificates representing outstanding Company Common Shares who have not complied with this Section 3.4 prior to such demand shall thereafter look only to FNIS for payment of any claim to the applicable portion of the FNIS Common Shares and/or cash contemplated to be issued pursuant to this
Article III.

                  (f) No Liability. Neither FNIS nor the Exchange Agent shall be liable to any Person in respect of any Company Common Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Withholding Rights. FNIS shall be entitled to deduct and withhold from the number of whole FNIS Common Shares (and any dividends or distributions thereon) and/or cash contemplated to be issued pursuant to this
Article III otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that FNIS so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by FNIS.

         Section 3.5 Company Stock Options.

                  (a) At the Effective Time, each option or warrant to purchase Company Common Shares (each, a "Company Option") then outstanding under the stock incentive plans and warrant agreement set forth on Schedule 3.5, whether or not vested or exercisable, shall cease to represent a right to acquire Company Common Shares and shall be converted into an option or warrant, as the case may be (each, a "FNIS Option"), to acquire, on the same terms and conditions as were applicable under such Company Option, that number of FNIS Common Shares determined by multiplying the number of Company Common Shares subject to such Company Option by the Option Exchange Ratio, with any fractional shares of FNIS Common Shares resulting from such calculation being rounded down to the nearest whole share, at a price per share equal to the exercise price per share of the Company Common Shares covered by such Company Option divided by the Option Exchange Ratio (rounded up to the nearest whole cent).

                  (b) Prior to the Effective Time, the Company and FNIS shall take all actions (including, if appropriate, amending the terms of the Company's stock option plan, employee purchase plan and other compensation plans or arrangements) that are necessary to give effect to the transactions contemplated by Section 3.5(a); provided, however, that the Company shall not take any action prior to the Effective Time that will extend the exercise period of any Company Option, cause the vesting period of any Company Option to accelerate under any circumstances (except for the acceleration of the Special Options granted on May 4, 2001 as set forth on Section 4.5 of the Company Disclosure Schedule), or otherwise alter any Option Condition, regardless of whether such circumstances are to occur before or after the Effective Time, except that, upon termination of the Company's 1999 Employee Stock Purchase Plan, the then current Offering Period (as defined in the 1999 Employee Stock Purchase Plan) shall be shortened as provided in Section 19(c) of the 1999 Employee Stock Purchase Plan.

                  (c) At or prior to the Effective Time, FNIS shall take all corporate action necessary to reserve for issuance a sufficient number of FNIS Common Shares for delivery upon exercise of the FNIS Options. At the Effective Time, FNIS shall file a registration statement on Form S-8 (or any successor form), with respect to the FNIS Common Shares subject to such FNIS Options (provided that Form S-8 is available for registration of such FNIS Options), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement(s), maintain the current status of the prospectus(es) contained therein and comply with all applicable state securities or "blue sky" laws for so long as such FNIS Options remain outstanding.

         Section 3.6 Shares of Dissenting Shareholders.

                  (a) Notwithstanding anything in this Agreement to the contrary, any Company Common Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall not have voted in favor of the First Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 7-113-202 of the CBCA and who object to the First Merger and comply with all provisions of the CBCA concerning the right of such person to dissent from the First Merger and demand appraisal of such shares (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive FNIS Common Shares and/or cash contemplated to be issued pursuant to this Article III. Such shareholders shall be entitled instead to receive the amounts determined in accordance with the provisions of Sections 7-113-206 through 301 of the CBCA. If, after the Effective Time, any such holder effectively withdraws the demand for appraisal or fails to preserve such right to appraisal, in either case pursuant to the CBCA, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the FNIS Common Shares and/or cash, as adjusted pursuant to Section 3.1(e) at the Closing, contemplated to be issued pursuant to this Article III in connection with the First Merger.

                  (b) Any payments relating to Dissenting Shares shall be made solely by the First Surviving Corporation or, in the event of a Double Merger, the Second Surviving Corporation, and the Company shall not make any payment with respect to, or settle or offer to settle with, the holders of Dissenting Shares without the prior consent of FNIS. The Company shall give FNIS prompt notice of any demands received by the Company for the payment of fair value for Dissenting Shares, and FNIS shall have the right to direct all negotiations and proceedings with respect to Dissenting Shares.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in the Company Disclosure Schedule attached hereto, the Company and each Indemnifying Shareholder jointly and severally represents and warrants to FNIS as of the date of this Agreement, and provided that the First Merger is closed, as of the time of filing of the Articles of First Merger, that:

         Section 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all corporate power and authority (including all necessary permits and licenses) required to carry on its business as now conducted, and to own or lease and operate its properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore made available to FNIS true and complete copies of the Company's articles of incorporation, by-laws, stock ledgers and all other corporate records, including minutes and board and shareholder actions, as currently in effect.

         Section 4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the First Merger and other transactions contemplated hereby are within the Company's corporate powers and, except for the Company Shareholder Approval (as hereinafter defined), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of FNIS, this Agreement and the Voting Agreement constitute valid and binding agreements of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Articles of First Merger in accordance with the CBCA; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or decrees thereunder applicable to the Company; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or "blue sky" laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a Company Material Adverse Effect, or (y) prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         Section 4.4 Non-Contravention. Except as set forth on Section 4.4 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Company's articles of incorporation and by-laws, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a breach or default (or other event which, with the giving of notice or lapse of time or both, would constitute a breach or default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit or status to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries, or to which any property or assets of the Company or its Subsidiaries may be bound, or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, (x) be reasonably likely to have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         Section 4.5 Capitalization.

                  (a) The authorized capital stock of the Company consists of 10,000,000 Company Common Shares, without par value and 1,000,000 shares of preferred stock, without par value. As of July 19, 2002, there were outstanding
(i) 6,178,895 Company Common Shares and no shares of its preferred stock and
(ii) stock options and warrants (or binding obligations to issue stock options) to purchase an aggregate of up to 546,316 Company Common Shares (of which options and warrants to purchase an aggregate of 116,612 Company Common Shares were vested and immediately exercisable) granted pursuant to the Company's stock incentive plans and other agreements as set forth in Section 4.5(a) of the Company Disclosure Schedule. Section 4.5(a) of the Company Disclosure Schedule describes all such stock options and warrants, including the number of shares subject to such options and warrants, the time and condition of any vesting or exerciseability of such options and warrants, the exercise price or prices of such options or warrants and any provisions providing for any adjustment in such number of shares, vesting and/or exercise price (collectively, the "Option Conditions"). Other than as expressly provided for in Section 3.5 above or as set forth in Section 4.5 of the Company Disclosure Schedule, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, shall result in any alteration of or have any affect on the Option Conditions, including without limitation the acceleration of any vesting under such options or warrants, and the Option Conditions shall be the same immediately after the effective time of the Second Merger as immediately prior to the Effective Time. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

                  (b) As of the date hereof, except as set forth in this Section 4.5, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) options, warrants or other rights to acquire from the Company, and there is no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

         Section 4.6 Subsidiaries.

                  (a) The Company has no Subsidiaries other than as set forth on
Section 4.6 of the Company Disclosure Schedule.

                  (b) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of incorporation or organization, has all power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (c) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by the Company in, each of its Subsidiaries is owned free and clear of any Lien, except as described in Section 4.6(c) of the Company Disclosure Schedule, and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not have a Company Material Adverse Effect. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries or (iii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

         Section 4.7 The Company SEC Documents; Nasdaq Listing.

                  (a) The Company has filed, and has made available to FNIS, the Company SEC Documents. The Company has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC. No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC.

                  (b) As of the respective dates they were filed, the Company SEC Documents were prepared, and all forms, reports and documents filed with the SEC after the date of this Agreement and prior to the Closing Date will be prepared, in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be.

                  (c) No Company SEC Document contained, nor, subject to Section 4.10(b), will any form, report and document filed after the date of this Agreement and prior to the date of Closing, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Except as set forth on Section 4.7(d) of the Company Disclosure Schedule (i) the Company Common Shares are listed and traded on The Nasdaq National Market and the Company is in full compliance with all applicable listing and maintenance requirements of The Nasdaq National Market; (ii) the Company has never received any notification of de-listing or any other proceedings or investigations by Nasdaq and there exists no reasonable basis for any such proceeding or investigation; and (iii) the Company has delivered to FNIS true, correct and complete copies of all correspondence between the Company and Nasdaq since June 22, 1999.

         Section 4.8 Financial Statements. The Company has delivered to FNIS true, correct and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2000 and 2001 and the related audited consolidated statements of operations, shareholders' equity, and cash flows for each of the three years ended December 31, 2001, together with all related notes thereto, accompanied by the unqualified opinions of Ehrhardt Keefe Steiner & Hottman PC and BDO Seidman, LLP, and no changes have been made thereto since the date of delivery. The Company has also delivered to FNIS true, correct and complete copies of the unaudited consolidated balance sheet of the Company as of March 31, 2002 and the related consolidated statements of operations and cash flows for the three months ended March 31, 2002 and 2001. The audited and unaudited financial statements of the Company are referred to collectively herein as the "Company Financial Statements." The Company Financial Statements, (i) present fairly and accurately the consolidated financial position of the Company and its Subsidiaries for the periods then ended and their consolidated results of operations and cash flows for the period then ended, (ii) were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and (iii) reflect that the Company has set aside adequate reserves for all Taxes, federal, state, local, foreign or otherwise, with respect to the period then ended and all prior periods, and with respect to receivables, for all reasonably anticipated uncollectible amounts, losses and costs and expenses in excess of expected receipts.

         Section 4.9 No Undisclosed Liabilities. There are no liabilities of the Company or of any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

                           (i) liabilities or obligations disclosed or provided
for in the Company Financial Statements; or

                           (ii) liabilities or obligations incurred in the
Ordinary Course of Business arising after March 31, 2002 or described in Section
4.9 of the Company Disclosure Schedule.

         Section 4.10 Information to Be Supplied.

                  (a) The information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will
(i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Company Shareholders Meeting (as hereinafter defined) and as of the date of Closing, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the date of Closing any event or information should be discovered by the Company which should be set forth in an Amendment to the Proxy Statement/Prospectus, the Company shall inform FNIS. The Proxy Statement/Prospectus will comply (with respect to information relating to the Company) in all material respects with the provisions of the Securities Act and the Exchange Act.

                  (b) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by FNIS for use therein.

         Section 4.11 Absence of Certain Changes. Since March 31, 2002, the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business and there has not been:

                  (a) any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Common Shares or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

                  (c) any transaction or commitment made by, or any contract, agreement or settlement entered into by, or any judgment, order or decree affecting, the Company or any of its Subsidiaries relating to its assets or business (including without limitation the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including, without limitation, settlements of litigation and tax proceedings) in the Ordinary Course of Business, contemplated by this Agreement, or as disclosed in Section 4.11(c) of the Company Disclosure Schedule, or agreed to in writing by FNIS;

                  (d) any change by the Company in accounting principles or methods (other than as required by GAAP or Regulation S-X of the Exchange Act);

                  (e) any cancellation of any debts or claims of the Company or its Subsidiaries, except in the Ordinary Course of Business;

                  (f) any mortgage, pledge or subjection to Lien, charge or encumbrance of any kind on the properties or assets of the Company or its Subsidiaries, or any occurrence of, assumption of, or taking any properties or assets subject to, any material liability;

                  (g) any amendment, modification or termination of any material Contract to which the Company or a Subsidiary is a party or pursuant to which the properties or assets of the Company or its Subsidiaries may be bound;

                  (h) any increase in, or commitment to increase, the compensation payable or to become payable to, any officer or director of the Company or its Subsidiaries, their employees or Affiliates, or any commitment to make severance, bonus or special payments to any of the foregoing Persons upon a change in ownership or management of the Company or its Subsidiaries or upon termination of such Persons;

                  (i) any adoption by the Company or its Subsidiaries of a plan or agreement or amendment to any plan or agreement providing any new or additional employee benefits;

                  (j) any material alteration in the manner of keeping the books, accounts or records of the Company or its Subsidiaries or in the manner of preparing the Company Financial Statements, or in the accounting practices of the Company; or

                  (k) any material alteration in the operating policies and procedures of the Company or its Subsidiaries.

         Section 4.12 Transactions with Affiliates. Except as disclosed in
Section 4.12 of the Company Disclosure Schedule and except as contemplated hereby, none of the Company, the Subsidiaries of the Company nor any of their respective Affiliates is an officer, director, employee, consultant, distributor, supplier or vendor of, or is party to any contract with, the Company or any of its Subsidiaries that would be required to be disclosed in a proxy statement filed by the Company pursuant to the Exchange Act.

         Section 4.13 Litigation. Except as disclosed in Section 4.13 of the Company Disclosure Schedule, there is no action, suit, investigation, arbitration or proceeding pending, or to the Knowledge of the Company or the Indemnifying Shareholders, threatened, against the Company or any of its Subsidiaries, or relating to the transactions contemplated by this Agreement or any of their respective assets or properties, before any court, arbitrator or Governmental Entity, nor is the Company aware of any facts or circumstances which could reasonably lead to or provide the basis for any such action.

         Section 4.14 Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule:

                  (a) (i) the Company and each Subsidiary has timely filed all tax returns, statements, reports and forms (collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries; (ii) all such Company Returns were correct and complete in all material respects; (iii) all Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid; (iv) all Taxes which may be owed by the Company or its Subsidiaries (whether or not shown on any Tax Return) and which may be payable between the date of this Agreement and the Effective Time will be timely paid in full; (v) neither the Company nor its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return; (vi) no claim has ever been made by an authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; and (vii) there are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

                  (b) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, or other third party;

                  (c) no officer (or employee responsible for Tax matters) of the Company or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any of its Subsidiaries or any of the Indemnifying Shareholders has Knowledge based upon personal contact with any agent of such authority. Section 4.14(c) of the Company Disclosure Schedule lists all Tax Returns that have been audited, and indicates which of those Tax Returns that currently are the subject of audit. The Company has delivered to FNIS correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries;

                  (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

                  (e) Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations;

                  (f) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that under any circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or 162(M);

                  (g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);

                    (h) The Company and its Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662;

                  (i) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax allocation or sharing Contract;

                  (j) Neither the Company nor any of its Subsidiaries has made an election under Treas. Reg. Section 1.1502-20(g)(1);

                  (k) Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group (as defined by the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise; and

                  (l) The unpaid Taxes of the Company and each Subsidiary (i) did not, as of the date of the Company Financial Statements, exceed the reserve for tax liability set forth on the face of the Company Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their respective Tax Returns.

         Section 4.15 Employees and Employee Benefits.

                  (a) Section 4.15(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation or insurance coverage (including any self-insured arrangements) which is maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any employee or former employee of the Company or any of its Subsidiaries. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and the most recent written summary descriptions thereof have been provided to FNIS, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "Company Employee Plans."

                  (b) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified. Nothing has occurred since the date of such letter that would cause it to be revoked, whether prospectively or retroactively. The Company will make available upon request to FNIS copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Employee Plan except as would not be reasonably likely to have a Company Material Adverse Effect.

                  (c) Except as described on Section 4.15(c) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, executive or director of the Company or any of its Subsidiaries.

                  (d) Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to any Company Employee Plan which provides, or has any liability to provide, life insurance, medical or other welfare benefits to any employee(s) upon their retirement or termination of employment, except as required by
Section 601 of ERISA and Section 4980B of the Code.

                  (e) There has been no amendment to, written interpretation or announcement (whether or not written) relating to any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plans in the aggregate above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2001.

                  (f) The Company and each of its Subsidiaries is in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding except as would not be reasonably likely to have a Company Material Adverse Affect.

         Section 4.16 Investment Securities. The ownership by the Company and its Subsidiaries of stocks, bonds and other securities complies in all material respects with all applicable insurance, trust and other Laws. The Company has good and valid title to all such investment securities shown as assets in the Company Financial Statements (unless disposed of in the Ordinary Course of Business thereafter), free and clear of all material Liens except as described in Section 4.6(c) of the Company Disclosure Schedule.

         Section 4.17 Compliance with Laws. The Company and its Subsidiaries have all licenses, permits and qualifications necessary to conduct their businesses and own their properties in each jurisdiction in which the Company or its Subsidiaries currently do business or own property, or in which such license, permit or qualification is otherwise required. Except as set forth in
Section 4.17 of the Company Disclosure Schedule (a) the Company and its Subsidiaries have complied in all material respects with all laws, regulations and orders applicable to their businesses and the present use by the Company and its Subsidiaries of their respective properties, and the business conducted by the Company and its Subsidiaries, does not violate in any material respect any such laws, regulations or orders and (b) the Company and its Subsidiaries have timely filed all reports and returns required by law, rule, regulation or policy of any regulatory authority and all such returns and reports are true and correct in all material respects, and there are no material deficiencies with respect to such filings or submissions.

         Section 4.18 Contracts. Section 4.18 of the Company Disclosure Schedule contains a complete, current and correct list of all material Contracts of the Company or any of its Subsidiaries. Except for the execution of this Agreement which requires the Company to receive consents to the change in control or assignments contemplated herein from certain contracting parties as noted in
Section 4.4(c) of the Company Disclosure Schedule, no event has occurred which would constitute a breach or default (or any event which, with the giving of notice or lapse of time or both, would constitute a breach or default) under any term or provision of any of the Contracts of the Company or any of its Subsidiaries, other than such breaches or default that would not have a Company Material Adverse Effect. Each of the Contracts of the Company or any of its Subsidiaries is in full force and effect and is the legal, valid and binding obligation of the Company or any of its Subsidiaries, as the case may be, and, to the Company's or the Indemnifying Shareholders' Knowledge, the other parties thereto (subject to, solely with respect to the Contracts set forth in Section 4.4(c) of the Company Disclosure Schedule, the other parties' right to consent to the change in control of the Company or to approve certain assignments as a result of this Agreement), enforceable in accordance with its terms, and neither the Company or its Subsidiaries, nor any of the Indemnifying Shareholders has any Knowledge of any intent by such other parties to terminate any of the Contracts prior to their respective expiration dates. Except as described in
Schedule 4.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract that restricts it from carrying on its business or any part thereof, or from competing in any line of business with any person, corporation or entity. Prior to the date hereof, the Company has delivered to FNIS a complete, current and correct copy of each of the material written Contracts of the Company and its Subsidiaries, as well as a written summary of each of the material oral Contracts of the Company or any of its Subsidiaries, including all amendments and modifications thereto.

         Section 4.19 Directors' and Officers' Insurance Policies. Section 4.19 of the Company Disclosure Schedule describes the Company's directors' and officers' insurance policies as in effect on the date hereof. The Company has not received any notice of cancellation or termination of such directors' and officers' insurance policy and such insurance policy is valid and enforceable.

         Section 4.20 Environmental Matters.

                  (a) With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company or any of its Subsidiaries, with respect to any applicable Environmental Law, (ii) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities), and there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in or be the basis for any such liabilities or obligations.

                  (b) For purposes of this Agreement, the term "Environmental Laws" means any international, national, provincial, regional, federal, state, local, municipal and foreign statutes, laws (including, without limitation, common law), judicial decisions, decrees, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements or other requirements relating to human health and safety, to the environment, including, without limitation, natural resources, or to pollutants, contaminants, wastes, or chemicals, petroleum products, by-products or additives, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive material, hazardous substances or wastes, or any other substance (including any product) regulated as harmful or potentially harmful to human health or the environment.

         Section 4.21 Finders' Fees; Fairness Opinion. Other than Stifel Nicolaus & Company, no investment banker, broker, finder or other intermediary has been involved in the transactions contemplated by this Agreement or that might otherwise be entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The amount of any fee or commission payable to Stifel Nicolaus & Company shall be as set forth in
Schedule 4.21 of the Company's Disclosure Schedule. The Company intends to obtain an opinion from a reputable investment banker as to the fairness from a financial point of view of the transaction contemplated herein. The amount of any fee or commission payable to such investment banker shall be no greater than $300,000.

         Section 4.22 Title to Properties. The Company and each of its Subsidiaries have good, valid and marketable title to all of the properties and assets which it or such Subsidiary purports to own (personal and mixed, tangible and intangible), including, without limitation, all the properties and assets set forth in the Company Financial Statements. All such properties and assets are free and clear of all title defects or Liens of any kind or nature whatsoever except for (i) minor imperfections of title, none of which, individually or in the aggregate, materially detract from the value, or impair the use, of the property subject thereto or have a Company Material Adverse Effect, (ii) liens for Taxes not yet due, and (iii) as described in Section 4.6(c) of the Company Disclosure Schedule.

         Section 4.23 Real Property. Except as otherwise disclosed in Section
4.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property.

         Section 4.24 Leases. Section 4.24 of the Company Disclosure Schedule contains a complete, current and correct list of all leases to which the Company or any of its Subsidiaries is a party. Prior to the date hereof, the Company has delivered or made available to FNIS complete, current and correct copies of all such leases, and no changes have been made thereto since the date of delivery. Each of such leases is valid, binding and enforceable in accordance with its terms, there are no existing material defaults by the Company or any of its Subsidiaries thereunder and no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) thereunder by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is presently in compliance with all laws, statutes, ordinances, rules, regulations and orders relating to zoning and land use restrictions which are applicable to any portion of the premises which are the subject of any of such leases except for violations that individually, or in the aggregate, would not have a Company Material Adverse Effect.

         Section 4.25 Fixed Assets. The Company has delivered to FNIS a complete, current and correct list of all Fixed Assets. The Fixed Assets are in good operating condition and repair, are structurally sound, and are adequate for the uses to which they are being put. None of the Fixed

Assets is in need of replacement, maintenance or repairs, except for ordinary, routine replacement, maintenance and repairs which are not material in cost.

         Section 4.26 Intangible Personal Property. Section 4.26 of the Company Disclosure Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or used by the Company or its Subsidiaries (other than shrink-wrap or similar over-the-counter licenses), (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company or its Subsidiaries, and (iii) unregistered trade names and corporate names owned or used by the Company or its Subsidiaries. Section 4.26 of the Company Disclosure Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company or its Subsidiaries to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company or its Subsidiaries with respect to any Intellectual Property Rights (other than shrink-wrap or similar over-the-counter licenses), in each case identifying the subject Intellectual Property Rights. The Company or the indicated Subsidiary owns all right, title and interest in and to all of the Intellectual Property Rights listed on Section 4.26 of the Disclosure Schedule, free and clear of all Liens or claims of others except as described in Section 4.6(c) of the Company's Disclosure Schedule. The Company owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted, free and clear of all Liens or claims of others except as described in Section 4.6(c) of the Company's Disclosure Schedule. The Company has taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights that it and its Subsidiaries own. To the best of Knowledge of the Company and the Indemnifying Shareholders, the owners of any Intellectual Property Rights licensed to the Company or its Subsidiaries have taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights that are subject to such licenses. There have been no claims made against the Company or its Subsidiaries asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and to the best of Knowledge of the Company and the Indemnifying Shareholders, there are no valid grounds for the same. Except as set forth in Section 4.26 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have received any notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights. To the best of Knowledge of the Company and the Indemnifying Shareholders, the conduct of business of the Company and its Subsidiaries has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of others, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of others. To the best of Knowledge of the Company and the Indemnifying Shareholders, the Intellectual Property Rights owned by or licensed to the Company or its Subsidiaries have not been infringed, misappropriated or conflicted by others. The transactions contemplated by this Agreement shall have no adverse effect on right, title and interest of the Company or its Subsidiaries in and to the Intellectual Property Rights listed on Section 4.26 of the Company Disclosure Schedule, including without limitation the Company's Intellectual Property Rights in the name "Factual Data." To the best of Knowledge of the Company and the Indemnifying Shareholders, none of Company's or its Subsidiaries' employees are obligated under any Contract, or subject to any order, that would interfere with the use of his or her best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with the business as presently conducted and as presently proposed to be conducted by the Company and its Subsidiaries. Neither the execution of this Agreement nor the transactions contemplated by this Agreement nor the carrying on of business of the Company and its Subsidiaries by the employees of the Company or its

Subsidiaries, nor the conduct of business as presently proposed to be conducted by the Company and its Subsidiaries, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument known to the Company under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its or its Subsidiaries' employees (or people it currently intends to hire) made prior to their employment by the Company or its Subsidiaries, except for any inventions that have been assigned or licensed to Company or its Subsidiaries as of the date hereof.

         Section 4.27 Licenses and Permits. Section 4.27 of the Company Disclosure Schedule contains a complete, current and correct list of all material licenses, permits, franchises, rights and privileges necessary or required to conduct the business of the Company and of its Subsidiaries as the same are conducted on the date hereof. The Company and its Subsidiaries possess all licenses necessary for the present conduct of the business of the Company and its Subsidiaries, including, without limitation, any and all licenses issued by any Governmental Entity. Each of such licenses is in full force and effect, and there are no pending or threatened claims or proceedings challenging the validity of, or seeking to revoke or discontinue, any such licenses. Assuming receipt by the Company of the consents set forth in Section 10.3(f), none of the transactions contemplated by this Agreement nor any prior operations or history shall affect the validity of, or cause the revocation or discontinuation of any of such licenses. The Company shall make available to FNIS at FNIS's request, any such license, which such license shall be complete and current.

         Section 4.28 Insurance. The Company has delivered to FNIS a complete, current and correct, description of all existing policies of fire, liability, worker's compensation and all other forms of insurance maintained by the Company or any of its Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination or denial of coverage has been received with respect to any such policy. Such policies (i) are adequate for compliance with all requirements of law and of all agreements or instruments to which the Company or any of its Subsidiaries is a party, or pursuant to which any of their properties or assets may be subject, (ii) are valid, outstanding and enforceable policies, (iii) provide adequate insurance coverage for the properties, assets and operations of the Company and its Subsidiaries as presently conducted, (iv) will remain in full force and effect through the their respective dates of coverage, without the payment of additional premiums, and (v) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Section
4.28 of the Company Disclosure Schedule describes all claims which are pending under such insurance policies or that have been paid to the Company or any of its Subsidiaries since December 31, 1998. Since December 31, 1998, neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its properties, assets or operations, nor has their coverage been limited by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance.

         Section 4.29 Employees. The Company has provided to FNIS a complete, current and correct list of all employees of the Company and each of its Subsidiaries, which includes the job position and compensation (including, without limitation, bonuses) payable to each such employee. Except to the extent set forth in Section 4.29 of the Company Disclosure Schedule:

                  (a) The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, rules, regulations, orders and other requirements relating to the employment of labor, including, without limitation, Title VII of the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, the federal Employee Retirement Income Security Act of 1974, and any and all provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, except where any noncompliance would not have a Company Material Adverse Effect;

                  (b) There is no pending or threatened charge, complaint, allegation, application or other process or claim pending or threatened against the Company or any of its Subsidiaries before any Governmental Entity; and

                  (c) There is no labor dispute, strike, slowdown, work stoppage or other job action pending, threatened against or otherwise affecting the Company or any of its Subsidiaries.

         Section 4.30 Banks. Section 4.30 of the Company Disclosure Schedule sets forth (i) the name and address of each bank, trust company, savings and loan association, thrift institution, credit union or other financial institution in which the Company or any of its Subsidiaries maintains a checking or savings account or any safe deposit box, and the title and number of each such account, and all restrictions or limitations thereon, and (ii) the names of all persons authorized by the Company or any of its Subsidiaries to draw thereon or to effect transactions in connection therewith, or to have access to any safe deposit box or vault.

         Section 4.31 Required Vote; Board Approval.

                  (a) The only vote of the holders of any class or series of capital stock of the Company required by law, rule or regulation to approve this Agreement, the First Merger and/or any of the other transactions involving the Company contemplated hereby is the affirmative vote (the "Company Shareholder Approval") of the holders of not less than 66-2/3 percent of the outstanding Company Common Shares in favor of the adoption and approval of this Agreement, the First Merger and the other transactions involving the Company contemplated hereby.

                  (b) The Company's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby, including the First Merger, are in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 7.2) to recommend to such shareholders that they vote in favor of adopting and approving this Agreement and the First Merger in accordance with the terms hereof.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF FNIS

         Except as disclosed in the FNIS Disclosure Schedule attached hereto, FNIS hereby makes to the Company as of the date of this Agreement, and provided that the First Merger is closed, as of the time of filing of the Articles of First Merger, the representations and warranties set forth in Section 5.1 through Section 5.7 below, and, solely in the event of a Combination Cash and Stock Exchange, the representations and warranties set forth in Section 5.7 through 5.12 below.

         Section 5.1 Corporate Existence and Power. FNIS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. FNIS is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a FNIS Material

Adverse Effect. FNIS has heretofore made available to the Company true and complete copies of FNIS's restated certificate of incorporation and by-laws as currently in effect.

         Section 5.2 Corporate Authorization. The execution, delivery and performance by FNIS of this Agreement and the consummation by FNIS of the transactions contemplated hereby are within the corporate power and authority of FNIS and have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of FNIS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         Section 5.3 Governmental Authorization. The execution, delivery and performance by FNIS of this Agreement, and the consummation by FNIS of the First Merger require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Articles of First Merger in accordance with the CBCA; (b) compliance with any applicable requirements of the HSR Act;
(c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or "blue sky" laws; (e) compliance with any applicable Environmental Laws or state environmental property transfer laws; and (f) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (i) be reasonably likely to have a FNIS Material Adverse Effect, or
(ii) prevent or materially impair the ability of FNIS to consummate the transactions contemplated by this Agreement.

         Section 5.4 Non-Contravention. Except as set forth on Section 5.4 of the FNIS Disclosure Schedule, the execution, delivery and performance by FNIS of this Agreement and the consummation by FNIS of the transactions contemplated hereby do not and will not (a) contravene or conflict with the restated certificate of incorporation or by-laws of FNIS, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to FNIS or any of its Subsidiaries, (c) constitute a breach or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of FNIS or any of its Subsidiaries or to a loss of any benefit or status to which FNIS or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon FNIS or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by FNIS or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of FNIS or any of its Subsidiaries other than, in the case of each of (b),
(c) and (d), any such items that would not, individually or in the aggregate,
(x) be reasonably likely to have a FNIS Material Adverse Effect or (y) prevent or materially impair the ability of FNIS to consummate the transactions contemplated by this Agreement.

         Section 5.5 Finders' Fees. No investment banker, broker, finder or other intermediary has been involved in the transactions contemplated by this Agreement or that might otherwise be entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FNIS; provided, however, that FNIS intends to obtain an opinion from a reputable investment banker as to the fairness from a financial point of view of the transaction contemplated herein.

         Section 5.6 Required Vote; Board Approval.

                  (a) No vote of the holders of any class or series of capital stock of FNIS is required by law, rule or regulation to approve this Agreement, the First Merger and/or any of the other transactions contemplated hereby.

                  (b) FNIS's Board of Directors has (a) determined that this Agreement and the transactions contemplated hereby, including the First Merger, are in the best interests of FNIS and its stockholders, and (b) approved this Agreement and the transactions contemplated hereby.

         Section 5.7 Information to Be Supplied.

                  (a) The information to be supplied by FNIS for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Company Shareholders Meeting and on the date of Closing, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to FNIS) in all material respects with the provisions of the Securities Act and the Exchange Act.

                  (b) Notwithstanding the foregoing, FNIS makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by the Company for use therein.

         Section 5.8 Capitalization of FNIS.

                  (a) The authorized capital stock of FNIS consists of 200,000,000 FNIS Common Shares, and 2,000,000 shares of preferred stock, $0.001 par value per share. As of July 17, 2002, there were outstanding (i) 37,874,790 FNIS Common Shares, (ii) no shares of FNIS preferred stock, (iii) stock options to purchase an aggregate of 4,046,534 FNIS Common Shares (of which options to purchase an aggregate of 1,600,340 FNIS Common Shares were vested and immediately exercisable), and (iv) stock options to purchase FNIS Common Shares pursuant to the [FNIS Plans]. All outstanding shares of capital stock of FNIS have been duly authorized and validly issued and are fully paid and nonassessable.

                  (b) As of the date hereof, except (i) as set forth in this
Section 5.8 or as disclosed in Section 5.8 of the FNIS Disclosure Schedule, and
(ii) for changes since July 17, 2002 resulting from the grant of stock options under FNIS's stock incentive plans in the Ordinary Course of Business and the exercise of stock options outstanding on such date, there are no outstanding

(x) shares of capital stock or other voting securities of FNIS, (y) securities of FNIS convertible into or exchangeable for shares of capital stock or voting securities of FNIS, and (z) options or other rights to acquire from FNIS, and no obligation of FNIS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of FNIS (the items in clauses (x), (y) and (z) being referred to collectively as the "FNIS Securities"). There are no outstanding obligations of FNIS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any FNIS Securities.

                  (c) The FNIS Common Shares to be issued upon conversion of the Merger Shares pursuant to Article III hereof have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of any preemptive or other similar right.

         Section 5.9 FNIS SEC Documents; Nasdaq Listing.

                  (a) FNIS has filed, and has made available to the Company, the FNIS SEC Documents. FNIS has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC. No Subsidiary of FNIS is required to file any form, report, registration statement or prospectus or other document with the SEC.

                  (b) As of the respective dates they were filed, the FNIS SEC Documents were prepared, and all forms, reports and documents filed with the SEC after the date of this Agreement and prior to the date of Closing will be prepared, in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be.

                  (c) No FNIS SEC Document contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the date of Closing contain, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Except as set forth on Section 5.9(d) of the FNIS Disclosure Schedule (i) the FNIS Common Shares is listed and traded on The Nasdaq National Market and FNIS is in full compliance with all applicable listing and maintenance requirements of The Nasdaq National Market, and (ii) FNIS has never received any notification of de-listing or any other proceedings or investigations by The Nasdaq National Market and there exists no reasonable basis for any such proceeding or investigation.

         Section 5.10 Financial Statements. FNIS has delivered to the Company true, correct and complete copies of the audited consolidated balance sheets of FNIS as of December 31, 2000 and 2001 and the related consolidated audited statements of operations, stockholders' equity, and cash flows for each of the three years ended December 31, 2001, together with all related notes thereto, accompanied by the unqualified opinion of KPMG LLP, and no changes have been made thereto since the date of delivery. FNIS has also delivered to the Company true, correct and complete copies of the unaudited condensed consolidated balance sheet of FNIS as of March 31, 2002 and the related condensed consolidated statements of earnings, stockholders' equity and cash flows for the three months ended March 31, 2002 and 2001. The audited and unaudited financial statements of FNIS are referred to collectively herein as the "FNIS Financial Statements". The FNIS Financial Statements, (i) present fairly and accurately the consolidated financial position of FNIS and its

Subsidiaries for the periods then ended and their consolidated results of operations, stockholders' equity, and cash flows for the periods then ended and
(ii) were prepared in accordance with GAAP consistently applied.

         Section 5.11 No Undisclosed Liabilities. There are no liabilities of FNIS of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

                           (i) liabilities or obligations disclosed or provided
for in the FNIS Financial Statements; or

                           (ii) liabilities or obligations incurred in the
Ordinary Course of Business of FNIS arising after March 31, 2002.

         Section 5.12 Litigation. Except as disclosed in Section 5.12 of the FNIS Disclosure Schedule or in the FNIS SEC Documents, there is no action, suit, investigation, arbitration or proceeding pending, or to the Knowledge of FNIS threatened, against, FNIS or any of its Subsidiaries, or relating to the transactions contemplated by this Agreement or any of their respective assets or properties before any court, arbitrator or Governmental Entity that, individually or in the aggregate, would have a FNIS Material Adverse Effect, nor is FNIS aware of any facts or circumstances which could reasonably lead to or provide the basis for any such action.

                                   ARTICLE VI
                  REPRESENTATIONS OF FNIS AND FIRST MERGER SUB

         FNIS and First Merger Sub represents and warrants to the Company as of the date of this Agreement, and provided that the First Merger is closed, as of the time of filing of the Articles of First Merger, that:

         Section 6.1 Organization of Merger Sub. First Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

         Section 6.2 Authorization and Approvals. This Agreement has been duly and validly authorized by all necessary corporate action of First Merger Sub, and, except for filing Articles of First Merger with the Colorado Secretary of State, no further consents by, or filing with, any Governmental Entity is required in connection with the execution and delivery by First Merger Sub of this Agreement, or the consummation by First Merger Sub of the transactions contemplated hereby.

         Section 6.3 No Violations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the certificate of incorporation or the bylaws of First Merger Sub.

         Section 6.4 Equity. Each share of capital stock of First Merger Sub, when issued pursuant to this Agreement, shall be duly and validly issued, fully paid and nonassessable.

         Section 6.5 Business Operations. First Merger Sub has never had any business operations, debts, obligations, liabilities, commitments or Contracts, other than those provided for in this Agreement or incurred in connection with the transactions contemplated in this Agreement.

                                   ARTICLE VII
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         Section 7.1 The Company Interim Operations. Except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of FNIS, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and custom and in accordance with all applicable laws, rules and regulations, and shall use commercially reasonable efforts to (i) preserve intact its present business organization and assets, (ii) maintain in effect all material licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required by applicable Laws and Environmental Laws for the Company or any of its Subsidiaries to carry on its business and (iii) preserve existing relationships and goodwill with its employees, its agents, and its customers, clients, lenders, vendors, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in Section 7.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement (including the Exhibits hereto), from the date hereof until the Effective Time, without the prior consent of FNIS, the Company shall not, nor shall it permit any of its Subsidiaries to:

                  (a) amend its articles of incorporation or by-laws;

                  (b) take any action that would prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to prevent or materially impair the ability of the Company, FNIS or any of their Subsidiaries to obtain any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the First Merger and the other transactions contemplated by this Agreement;

                  (c) split, combine or reclassify any shares of capital stock of the Company or any less-than-wholly-owned Subsidiary of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any of its Subsidiaries;

                  (d) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than the issuance of Company Common Shares upon the exercise of presently outstanding vested stock options or presently outstanding warrants (other than warrants to be terminated as of the Closing as provided for in this Agreement);
(ii) amend in any material respect any material term of any outstanding security of the Company or any of its Subsidiaries or (iii) consent, including consent by the applicable committee, to any transfer of a Company Option;

                  (e) other than in connection with transactions permitted by
Section 7.1(f), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those

(i) contemplated by the capital expenditure budgets for the Company and its Subsidiaries, or (ii) incurred in the Ordinary Course of Business of the Company and its Subsidiaries;

                  (f) except for acquisitions in the Ordinary Course of Business of the Company and its Subsidiaries consistent with past practice, acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions any assets of or equity interests in any Person;

                  (g) sell, lease, encumber or otherwise dispose of any assets, other than (i) in the Ordinary Course of Business consistent with past practice,
(ii) equipment and property no longer used in the operation of the Company's business, and (iii) sales or other dispositions of assets related to discontinued operations of the Company or any of its Subsidiaries;

                  (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or request any advances in respect of, or make any drawdowns on, any existing indebtedness;

                  (i) amend, modify or terminate any material contract, agreement or arrangement of the Company or any of its Subsidiaries or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder;

                  (j) (i) except in the Ordinary Course of Business consistent with past practice, or as required by law or by an agreement existing on the date hereof, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits,
(ii) except as required by law or by an agreement existing on the date hereof, adopt any severance program or grant any material severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries (provided that FNIS shall not unreasonably withhold its consent as required under this Section 7.1), (iii) adopt or implement any employee retention program or other incentive arrangement not in existence on the date hereof, (iv) adopt any additional employee benefit plan or, except in the Ordinary Course of Business, make any material contribution to such existing plan, or (v) except as may be required by law or pursuant to any agreement existing on the date hereof, amend in any material respect any Company Employee Plan;

                  (k) change the Company's (x) methods of accounting in effect at December 31, 2001 and March 31, 2002, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants or (y) fiscal year;

                  (l) other than in the Ordinary Course of Business, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of the Company and its Subsidiaries, taken as a whole;

                  (m) pay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (x) an insurance claim arising in the Ordinary Course of Business, and (y) ordinary course repayment of indebtedness or payment of contractual obligations when due;

                  (n) take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

                  (o) take any action to change, or that would reasonably likely to result in a change upon the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, to any Option Condition, including without limitation accelerating the vesting under any options or warrants of the Company;

                  (p) enter into any insurance policy covering the directors or officers of the Company other than an insurance policy for the benefit of the directors and officers of the Company, provided that (i) the aggregate premium over the life of such policy shall in no event exceed $450,000, (ii) the policy shall cover only liability of such directors and officers arising in their capacities as such with the Company and (iii) such policy shall be for a duration of no longer than six years following the Effective Time; and

                  (q) agree, resolve or otherwise commit to do any of the foregoing.

         Section 7.2 Shareholder Meeting. The Company shall cause a meeting of its shareholders (the "Company Shareholders Meeting") to be duly called and held for the purpose of obtaining the Company Shareholder Approval as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Except as provided in the next sentence, (a) the Company's Board of Directors shall recommend approval and adoption by its shareholders of this Agreement (the "Company Recommendation"), and (b) the Company shall use its reasonable best efforts to solicit the Company Shareholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations under this Section 7.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Proposal for a Competing Transaction (as defined below). The Board of Directors of the Company shall be permitted to (i) not recommend to the Company's shareholders that they give the Company Shareholder Approval or (ii) at any time prior to receipt of Company Shareholder Approval, withdraw or modify in a manner materially adverse to FNIS the Company Recommendation, only if the Board of Directors of the Company by a majority vote determines in its good faith judgment (after consultation with its outside legal counsel) that it is necessary to so withdraw or modify the Company Recommendation to comply with its fiduciary duties under applicable Law.

         Section 7.3 No Solicitation; Board Recommendation.

                  (a) The Company agrees that, during the period beginning on the date of this Agreement and ending on and including September 30, 2002 or the earlier termination of this Agreement pursuant to Article XI, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney, accountant, affiliate, agent or other advisor or representative of the Company or any of its Subsidiaries, directly or indirectly, to (and the Company will instruct its officers, directors, employees, investment bankers, attorneys, affiliates, accountants, agents and other advisors and representatives of the Company and each of its Subsidiaries not to) (i) take any action to submit, solicit, initiate, discuss, facilitate or encourage the submission of any Proposal from any Person relating to a sale, lease or encumbrance of all or any material portion of the business or assets of the Company and/or of its Subsidiaries (whether by merger, sale of stock or assets, tender offer or otherwise), or issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than to FNIS and/or its Subsidiaries and the issuance of Company Common Shares upon the exercise of presently outstanding vested stock options (which shall be deemed to include the Special Options granted on May 4, 2001 as set forth in Section 4.5 of the Company Disclosure Schedule) or presently outstanding warrants (other than warrants to be terminated as of the Closing as provided for in this Agreement) (collectively, a "Competing Transaction") (ii) engage in any negotiations or discussions regarding, or furnish to any Person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any Proposal that constitutes, or may be reasonably expected to lead to, any Competing Transaction, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities, (iv) except as required by the HSR Act or federal securities laws, disclose to any Person other than FNIS and the Company's professional advisors the material terms of the transactions contemplated hereby or of the Letter of Intent by and between FNIS and the Company dated May 15, 2002, or (v) other than in the manner contemplated by Section 7.3(d), enter into any agreement with respect to any of the foregoing; provided, however, that the Company may take any actions described in the foregoing clauses (i), (ii),
(iii), (iv) or (v) in respect of any Person who makes a Proposal for a Competing Transaction, but only if (x) the Board of Directors of the Company by a majority vote determines in its good faith judgment, that either (A) such Proposal constitutes a Superior Proposal and provides written notice of termination of this Agreement in accordance with Section 7.3(d) and Section 11.1, or (B) such Proposal could reasonably be expected to result in a Superior Proposal, and (y) prior to furnishing any non-public information to such Person, such Person shall have entered into a confidentiality agreement with the Company on terms no less favorable to the Company than the Mutual Confidentiality Agreement by and between the Company and FNIS dated as of May 7, 2002 (the "Confidentiality Agreement").

                  (b) Unless the Company's Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the Company Recommendation, neither the Company's Board of Directors nor any committee thereof shall recommend any Superior Proposal to the Company shareholders.

                  (c) Immediately after receipt by the Company or any of its Subsidiaries (or any of their respective directors, officers, agents or advisors) of any Proposal for a Competing Transaction, any contacts concerning, or any request for non-public information or for access to the properties, books or records of the Company or any of its Subsidiaries or any request for a waiver or release under any standstill or similar agreement, by any Person that has made a Proposal for a Competing Transaction or indicates that it is considering making a Proposal for a Competing Transaction, the Company shall notify FNIS (x) that a Person may be considering making a Proposal for a Competing Transaction, and (y) of the identity of such Person and, if a Proposal for a Competing Transaction is made, of the material terms of such Proposal. The Company shall keep FNIS reasonably informed of the status and material terms of any such Proposal.

                  (d) Upon notice and in accordance with the terms of Section 11.1, the Company may terminate this Agreement at any time before the Company Shareholder Approval is obtained if (w) the Company's Board of Directors shall have authorized the Company, subject to the terms and conditions of this Agreement, to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal, (x) the Company notifies FNIS that it intends to enter into such agreement, specifying the material terms and conditions of such agreement, (y) within three Business Days of receiving the notice described in (x) above, FNIS fails to propose and agree to enter into a modification of this Agreement such that the Board of Directors of the Company determines by a majority vote in its good faith judgment that such Superior Proposal is no longer a Superior Proposal and (z) the Company pays FNIS the fee contemplated by
Section 11.3(b).

         Section 7.4 Voting Agreement. Concurrently with the execution and delivery of this Agreement, the Company shall use its best efforts to cause to be delivered to FNIS a Voting Agreement (the "Voting Agreement"), in the form of Exhibit A to this Agreement, by the Principal Shareholders, whereby each such shareholder agrees to vote in favor of the First Merger and all other transactions contemplated by this Agreement.

         Section 7.5 Affiliate Letters. Concurrently with the execution and delivery of this Agreement, the Company shall use its best efforts to cause to be delivered to FNIS an Affiliate Letter, in the form of Exhibit B to this Agreement, by the Principal Shareholders (and such other shareholders of the Company as determined by FNIS), whereby each such shareholder agrees to volume restrictions, as required by Rule 145 promulgated under the Securities Act, on the sale of FNIS Common Shares issued pursuant to the First Merger held by him.

                                  ARTICLE VIII
                                COVENANTS OF FNIS

         FNIS agrees that:

         Section 8.1 FNIS Interim Operations. Except as set forth in Section 8.1 of the FNIS Disclosure Schedule or otherwise expressly contemplated by this Agreement (including the Exhibits hereto), from the date hereof until the Effective Time, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), FNIS shall not, nor shall it permit any of its Subsidiaries to:

                  (a) take any action that would prevent or materially impair the ability of FNIS to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to prevent or materially impair the ability of FNIS, the Company or any of their Subsidiaries to obtain any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the First Merger and the other transactions contemplated by this Agreement;

                  (b) take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

                  (c) agree, resolve or otherwise commit to do any of the foregoing.

         Section 8.2 Stock Exchange Listing. FNIS shall use its reasonable best efforts to cause the FNIS Common Shares to be issued in connection with the First Merger or upon exercise of FNIS Options to be listed on The Nasdaq National Market.

                                   ARTICLE IX
                        COVENANTS OF FNIS AND THE COMPANY

         The parties hereto agree that:

         Section 9.1 Reasonable Best Efforts. Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the First Merger, the Second Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed. Nothing in this Section
9.1 shall require any of the Company and its Subsidiaries or FNIS and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Company, FNIS or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner either (x) is not conditioned on the Closing or (y) would reasonably be expected to have a Material Adverse Effect on the First Surviving Corporation, taken as a whole, after giving effect to the First Merger (any such sale, holding separate or other disposition or conduct of business referred to (x) or
(y) shall be referred to herein as a "Burdensome Condition").

         Section 9.2 Certain Filings; Cooperation in Receipt of Consents.

                  (a) As promptly as practicable after the date hereof, the Company and FNIS shall jointly prepare and file the Proxy Statement/Prospectus and the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of the Company and FNIS shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the First Merger. The Company shall mail the Proxy Statement/Prospectus to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. FNIS shall also take any action (except to qualify to do business or to file a general consent to service of process) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of FNIS Common Shares in the First Merger, and the Company shall use its reasonable best efforts to furnish all information concerning its directors, officers, shareholders and business as may be reasonably requested by FNIS in connection with any such action.

                  (b) No filing of, or any amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company without providing FNIS the opportunity to review and comment thereon. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the FNIS Common Shares issuable in connection with the First Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to either party, or any of their respective Affiliates, officers or directors should be discovered by the Company or FNIS, that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders of the Company and FNIS.

                  (c) The Company shall use its reasonable best efforts to cause to be delivered to FNIS two letters from the Company's independent public accountants, one dated the date on which the Registration Statement shall become effective and one dated the date of the Effective Time, each addressed to the Company and FNIS, in form and substance reasonably satisfactory to FNIS and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. FNIS shall use its reasonable best efforts to cause to be delivered to the Company two letters from FNIS's independent public accountants, one dated the date on which the Registration Statement shall become effective and one dated the date of the Effective Time, each addressed to the Company and FNIS, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  (d) The Company and FNIS shall cooperate with one another in
(i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby and
(ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers. Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

         Section 9.3 Public Announcements. Each party shall obtain the consent of the other party prior to issuing any press release or public statement with respect to this Agreement and the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with Nasdaq.

         Section 9.4 Access to Information; Notification of Certain Matters.

                  (a) From the date hereof until the Effective Time and subject to applicable law, the Company and FNIS shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party,
(ii) furnish or make available to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and
(iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this Section 9.4(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. All such information shall be governed by the terms of the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 9.4(a) shall affect or be deemed to modify any representation or warranty made by any party hereunder.

                  (b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

                           (i) any communication received by such party from, or
given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby;

                           (ii) any notice or other communication from any
Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                           (iii) any actions, suits, claims, investigations or
proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 9.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 9.5 Further Assurances. At and after the Effective Time, the officers and directors of the First Surviving Corporation, or in the case of a Double Merger, the Second Surviving Corporation, will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the First Surviving Corporation, or in the case of a Double Merger, the Second Surviving Corporation, any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the First Surviving Corporation as a result of, or in connection with, the First Merger, or, in the event of a Double Merger, by the Second Surviving Corporation as a result of, or in connection with, the Second Merger.

         Section 9.6 Control of Other Party's Business. Nothing contained in this Agreement shall give FNIS, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct FNIS's operations prior to the Effective Time. Prior to the Effective Time, each of FNIS and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

         Section 9.7 Tax Treatment of Transaction. In the event of a Double Merger, the Parties hereto agree and covenant to treat and report the Double Merger for income tax purposes as a reorganization under Section 368 of the Code and its related provisions.

                                    ARTICLE X
                            CONDITIONS TO THE MERGER

         Section 10.1 Conditions to the Obligations of Each Party. The obligations of the Company and FNIS to consummate the First Merger are subject to the satisfaction of the following conditions:

                  (a) the Company Shareholder Approval shall have been obtained;

                  (b) the FNIS Common Shares to be issued in the First Merger shall have been approved for listing on The Nasdaq National Market;

                  (c) (i) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or "blue sky" authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

                  (d) any applicable waiting period under the HSR Act relating to the First Merger and/or the Second Merger shall have expired or been earlier terminated without the imposition of any Burdensome Condition;

                  (e) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the First Merger or, in the event of a Double Merger, the consummation of the Second Merger; and

                  (f) the parties shall have obtained or made all consent, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings from and with all Governmental Entities as contemplated by Section 4.3 and Section 4.4, which if not obtained or made would render consummation of the First Merger, and, in the event of a Double Merger, the Second Merger, illegal.

         Section 10.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the First Merger are subject to the satisfaction of the following further conditions:

                  (a) (i) FNIS shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Articles of First Merger, (ii) the representations and warranties of FNIS contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications included therein) shall have been true and correct when made and at and as of the time of the filing of the Articles of First Merger as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a FNIS Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of FNIS to the foregoing effect and with respect to the completion of each condition set forth in this Section 10.2 to the extent such condition is an action to be taken by FNIS;

                  (b) In the event of FNIS's election of a Combination Cash and Stock Exchange, the Company shall have received an opinion of Ernst & Young LLP (or other tax advisor acceptable to the Company) in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and reasonable assumptions set forth in such opinion, dated as of the date of the filing of the Articles of First Merger, to the effect that the Double Merger will be treated for federal income tax purposes as a 368 Reorganization. In rendering such opinion, such tax advisor shall be entitled to rely upon customary representations of officers of the Company and FNIS in form and substance reasonably satisfactory to such tax advisor and other reasonable assumptions set forth therein; and

                  (c) The Company shall be satisfied with the results of the due diligence investigation conducted by the Company and its representatives pursuant to Section 9.4(a) (which condition shall not be deemed waived as a result of or otherwise affected by any disclosure made by FNIS to the Company, including in the FNIS Disclosure Schedule, on or prior to the date of this Agreement); provided, however, that this condition shall be deemed satisfied if this Agreement is not terminated within thirty (30) days of the date of this Agreement or in the event that FNIS elects the All Cash Consideration.

         Section 10.3 Conditions to the Obligations of FNIS. The obligations of FNIS to consummate the First Merger are subject to the satisfaction of the following further conditions:

                  (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of filing of the Articles of First Merger, (ii) the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications included therein) shall have been true and correct when made and at and as of the time of the filing of the Articles of First Merger as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, and (iii) FNIS shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect and with respect to the completion of each condition set forth in this Section 10.3 to the extent such condition is an action to be taken by the Company;

                  (b) FNIS shall be satisfied with the results of the due diligence investigation conducted by FNIS and its representatives pursuant to
Section 9.4(a) (which condition shall not be deemed waived as a result of or otherwise affected by any disclosure made by the Company or the Indemnifying Shareholders to FNIS, including in the Company Disclosure Schedule, on or prior to the date of this Agreement); provided, however, that this condition shall be deemed satisfied if this Agreement is not terminated within thirty (30) days of the date of this Agreement;

                  (c) The aggregate amount of Dissenting Shares shall not exceed two percent (2%) of the total number of Company Common Shares, on a fully diluted basis, issued and outstanding immediately prior to the Effective Time;

                  (d) Since the date of the Company balance sheet included in the Company 10-Q, there shall not have occurred any change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, that would be reasonably likely to have a Company Material Adverse Effect;

                  (e) Each Person set forth on Schedule 10.3(e) hereof shall have executed and delivered to FNIS an employment agreement in a form acceptable to FNIS. Such employment agreement shall contain, among other terms, customary salary and bonus provisions, as well as provisions protecting the Company's proprietary information and prohibiting such Person from soliciting the Company's employees or customers;

                  (f) The Company shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 4.3 and Section 4.4 which if not obtained or made would be reasonably likely to have a Material Adverse Effect on the First Surviving Corporation, after giving effect to the First Merger or, in the event of a Double Merger, a Material Adverse Effect on the Second Surviving Corporation, after giving effect to the Second Merger. Notwithstanding anything to the contrary herein, with respect to the agreements set forth on Section 4.18 of the Company Disclosure Schedule and Schedule 10.3(f) hereof, FNIS and the parties to such agreements shall have entered into written agreements which shall provide for the assignment, cancellation or other resolution of the status of such agreements upon the consummation of the transactions contemplated herein, including the completion of the Double Merger, acceptable to FNIS in its sole discretion;

                  (g) The Company shall have completed, to FNIS's reasonable satisfaction, the actions (i) set forth in Section 3.5(a) and (ii) set forth on
Schedule 10.3(g) with respect to the stock option plans and agreements and warrants set forth therein, and shall have delivered to FNIS such amendment, resolution, agreement or other evidence as reasonably requested by FNIS to verify the completion of such actions; and

                  (h) Jones & Keller, a Professional Corporation, shall have delivered to FNIS a legal opinion, in customary form and dated as of the date of the Closing, stating that there are no laws or regulations under the CBCA or other Colorado state law or regulation that would require any condition to the consummation of the transactions contemplated herein, including without limitation the imposition of a waiting period or requirement of a board or stockholder approval, other than such actions or conditions that are expressly set forth in this Agreement.

                                   ARTICLE XI
                                   TERMINATION

         Section 11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party (except if such termination is pursuant to Section 11.1(a)), whether before or after the Company Shareholder Approval (except in the case of Section 11.1(c)(iii)) shall have been obtained:

                  (a) by mutual written agreement of FNIS and the Company;

                  (b) by either FNIS or the Company, if

                           (i) the First Merger shall not have been consummated
by September 30, 2002 (the "End Date"); provided, however, that the right to terminate this Agreement under this

Section 11.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the First Merger to occur on or before the End Date; provided, further, that the parties may extend the End Date by mutual written agreement;

                           (ii) there shall be any law or regulation that makes
consummation of the First Merger, or, in the event of a Double Merger, the Second Merger, illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or FNIS from consummating the First Merger, or, in the event of a Double Merger, the Second Merger, is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such law, regulation, judgment, injunction, order or decree; or

                           (iii) at the Company Shareholders Meeting (including
any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;

                  (c) by the Company, (i) (A) if a breach of or failure to perform any covenant or agreement on the part of FNIS set forth in this Agreement shall have occurred which would cause the conditions set forth in
Section 10.2(a)(i) or 10.2(a)(iii) to not be satisfied, or if there is a breach of the representations and warranties made by FNIS as of the date of this Agreement or an event or circumstance arising after the date of this Agreement which would cause the conditions in Section 10.2(a)(ii) or 10.2(a)(iii) to not be satisfied, and (B) either such conditions shall be incapable of being satisfied by the End Date or such breach, failure to perform or inaccuracy has not been cured within 10 days after notice of the same has been given by the Company to FNIS; (ii) if the Company is not satisfied with the results of the due diligence investigation of FNIS conducted by the Company or its representatives as contemplated by Section 9.4(a) hereof and the Company shall have provided FNIS written notice of termination with thirty (30) days of the date of this Agreement; provided, however, that if FNIS delivers to the Company a written notice that it will elect the All Cash Consideration payment under this Agreement within ten (10) Business Days from receipt of the Company's notice of termination, this Agreement shall continue in full force and effect and the Company's notice of termination shall have no force or effect; or (iii) as contemplated by Section 7.3(d); or

                  (d) by FNIS, (i) if the Company's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the Company Recommendation in a manner materially adverse to FNIS, (B) recommended any Proposal for a Competing Transaction to the Company's shareholders, and/or (C) failed to make the Company Recommendation; (ii) (A) if a breach of or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the conditions set forth in
Section 10.3(a)(i) or 10.3(a)(iii) to not be satisfied, or if there is a breach of the representations and warranties made by the Company as of the date of this Agreement or an event or circumstance (a "Subsequent Causal Event or Circumstance") arising after the date of this Agreement which would cause the conditions in Section 10.3(a)(ii) or 10.3(a)(iii) to not be satisfied, and (B) either such conditions shall be incapable of being satisfied by the End Date or such breach, failure to perform or inaccuracy has not been cured within 10 days after notice of the same has been given by FNIS to the Company; (iii) if FNIS is not satisfied with the results of the due diligence investigation of the Company conducted by FNIS or its representatives as contemplated by Section 9.4(a) hereof and FNIS shall have provided the Company written notice of termination with thirty (30) days of the date of this Agreement; (iv) if the Average FNIS Common Share Price is less than twenty-five dollars ($25.00); or (v) if the Company shall have breached or failed to perform any obligation under Section 7.3.

         Section 11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1 (including any such termination by way of Section 7.3(d)), there shall be no liability or obligation on the part of FNIS or the Company, or any of their respective officers, directors, stockholders, agents or Affiliates, except as set forth in Section 11.3, except that the provisions of Sections 11.2, 11.3, 13.1, 13.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9 and 13.10 of
this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor FNIS shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the maximum amount of payment for liabilities or damages (excluding the fees and expenses payable under Section 11.3(a)(i)) payable by either FNIS or the Company as a result of its breach of or failure to perform its obligations under this Agreement shall be One Million Dollars ($1,000,000), which amount shall be paid in lieu of any obligation under this Agreement and as liquidated damages and not as a penalty or forfeiture; provided, however, that in the event that the Company is required to pay the Termination Fee set forth in Section 11.3(b), such Termination Fee (and the fees and expenses payable under Section 11.3(a)(i)), shall instead be the Company's sole liability to FNIS for any breach or failure to perform the Company's obligations under this Agreement.

         Section 11.3 Termination Fee and Expenses.

                  (a) Whether or not the First Merger and/or Second Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (i) each of the Company and FNIS shall bear and pay
(A) one-half of the fees required in connection with filings in compliance with any applicable requirements of the HSR Act, and (B) one-half of the fees required in connection with filing the Registration Statement and Proxy Statement/Prospectus, and (ii) if the First Merger is consummated, the First Surviving Corporation shall pay, or cause to be paid, all state, local, foreign or provincial sales, use, real property, transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the First Merger.

                  (b) The Company shall pay FNIS the Termination Fee (as hereinafter defined) if this Agreement is terminated solely as follows:

                           (i) if the Company shall terminate this Agreement
pursuant to Section 11.1(c)(iii) or if FNIS shall terminate this Agreement pursuant to Section 11.1(d)(v);

                           (ii) if either party shall terminate this Agreement
pursuant to Section 11.1(b)(iii) due to a failure to obtain the Company Shareholder Approval, and either (i) one or more of the Principal Shareholders are in breach of the Voting Agreement or has otherwise failed to vote all shares of the Company voting capital stock, for which he or it has voting power, in favor of the Double Merger or (ii) the Company shall have breached any of its representations and warranties or failed to perform any of its obligations under this Agreement which results directly or indirectly in the failure to obtain the Company Shareholder Approval;

                           (iii) if FNIS shall terminate this Agreement pursuant
to Section 11.1(d)(i); or

                           (iv) if FNIS shall terminate this Agreement pursuant
to Section 11.1(d)(ii), and, (i) within twelve (12) months of such termination, the Company shall engage in any negotiations or discussions with any third party regarding a Takeover and (ii) within twenty four (24) months of such termination the Company completes a Takeover with such third party or such third party's Affiliates. Notwithstanding anything to the contrary, this Section 11.1(b)(iv) shall not apply, and the Company shall not be obligated to pay the Termination Fee, if FNIS terminates this Agreement under Section 11.1(d)(ii) pursuant to a Subsequent Causal Event or Circumstance, where (i) the representations and warranties made inaccurate by such Subsequent Causal Event or Circumstance were true, complete and accurate as of the date of this Agreement (or as of any other date specified in such representations and warranties), (ii) neither the Company nor any of the Indemnifying Shareholders had Knowledge as of the date of this Agreement of any fact, matter, event or circumstance underlying or directly or indirectly contributing to the Subsequent Causal Event or Circumstance, where the fact that such Subsequent Causal Event or Circumstance could occur was reasonably foreseeable based on such fact, matter, event or circumstance, (iii) such Subsequent Causal Event or Circumstance was not the result of any act or omission by the Company or any of the Indemnifying Shareholders or otherwise the result of a breach of the Company's obligations under this Agreement, and (iv) the Company shall have provided FNIS notice of such Subsequent Causal Event or Circumstance within three (3) Business Days of the Company obtaining Knowledge of such Subsequent Causal Event or Circumstance and the Company shall have used its best efforts to cure any and all inaccuracies in the representations and warranties caused by such Subsequent Causal Event or Circumstance.

                  (c) "Termination Fee" means Three Million Dollars
($3,000,000).

                  (d) The Termination Fee required to be paid pursuant to
Section 11.3(b) shall be paid prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 11.1(c)(iii). Any other payment of the Termination Fee required to be made pursuant to Section 11.3(b) shall be made not later than two Business Days after termination of this Agreement.

                                   ARTICLE XII

                                 INDEMNIFICATION

         Section 12.1 Indemnity. Subject to the limitations and qualifications of the indemnification set forth below in Section 12.2, the Indemnifying Shareholder shall jointly and severally indemnify and hold harmless FNIS, the First Surviving Corporation and/or the Second Surviving Corporation (each an "Indemnified Party" and, collectively, the "Indemnified Parties") in respect of any losses, expenses, liabilities or other damages, including, without limitation, reasonable attorneys' fees, accountants' fees, and all other reasonable costs and expenses of litigation, investigation, defense or settlement of claims (including costs of all appeals related thereto) or threats thereof and amounts paid in settlement to the extent of the amount of such losses, expenses, liabilities or other damages (collectively, "Damages") that an Indemnified Party incurs by reason of any breach by any one or more of the Indemnifying Shareholders of any representation or warranty of such Indemnifying Shareholder contained herein.

         Section 12.2 Limitations and Qualifications.

                  (a) Notwithstanding anything else set forth herein, an Indemnified Party shall not otherwise be entitled to any indemnification under this Article XII unless and until the Indemnified Parties shall have incurred Damages of at least an amount equal to the sum of $200,000 (the "Basket Amount"), in the aggregate, in which case an Indemnifying Party shall only be liable to provide indemnification equal to the proportion (as provided in clause
(c) below) of the amount of the cumulative Damages, including the Basket Amount.

                  (b) The parties hereto understand and agree that the indemnity obligations of the Indemnifying Shareholders under this Article XII shall terminate on the date 18 months following the Effective Time, except insofar as a claim for indemnification under this Article XII has been asserted on or before such date by an Indemnified Party delivering written notice thereof to each Indemnifying Shareholder sought to be held liable under this Article XII, and such claim has not been resolved in accordance with the terms of this Agreement or otherwise.

                  (c) Notwithstanding anything else set forth herein, the total cumulative portion of any or all Damages for which an Indemnifying Shareholder may be held liable, and the total cumulative portion of any or all Damages for which all of the Indemnifying Shareholders together may be held liable, under this Article XII shall be a pro-rata portion of such Damages as calculated under the following formula:


                  P = (S / OS) x D

Where:

         P is the cumulative pro-rata portion of Damages for which an Indemnifying Shareholder may be held liable, and the total cumulative pro rata portion of Damages for which all of the Indemnifying Shareholders together may be held liable;

         S is the number of shares of the Company Common Shares owned by all of the Indemnifying Shareholders Immediately prior to the Effective Time;

         OS       is the sum of the Merger Shares and Dissenting Shares; and

         D        is the cumulative total of Damages.

                  (d) Each Indemnifying Shareholder shall have the right to use up to the number of FNIS Common Shares received by such Indemnifying Shareholder in the First Merger to satisfy any indemnification obligation imposed under this
Article XII by surrendering all or part of such shares to an Indemnified Party entitled to such indemnification in lieu of the payment of cash, provided that any remaining balance of Damages shall be payable in cash. For purposes of this
Article XII, such number of FNIS Common Shares shall be increased by any stock dividends or stock splits and decreased for any reverse stock splits or similar adjustments in the total number of shares outstanding and shall include any securities into which the FNIS Common Shares may have been converted. For purposes of calculating the amount of such indemnification obligation which may be satisfied by transferring FNIS Common Shares to an Indemnified Party, each FNIS Common Share shall be valued at the higher of the average closing price for the stock on the Nasdaq National Market or exchange on which the shares may be traded (if other than the Nasdaq National Market) for the ten trading days preceding the date the stock is transferred or $13.75 per share. If the FNIS Shares held by such Indemnifying Shareholder have been converted to another security or if such shares or other security have received a stock dividend or been subject to any stock splits and or any reverse stock splits or similar adjustments in the total number of shares outstanding, the foregoing $13.75 per share shall be adjusted proportionately downward for any increase in the total number of shares outstanding and upward for any decrease in the total number of shares outstanding as a result of such actions.

                  (e) Nothing herein shall limit an Indemnified Party's rights to seek recourse against any Person for claims based on fraud.

                  (f) Notwithstanding anything else set forth herein, an Indemnifying Shareholder shall only be liable for Damages due to a breach by any one or more of the Indemnifying Shareholders of any representation or warranty of the Indemnifying Shareholders contained herein to the extent that any one or more of the Indemnifying Shareholders had Knowledge that such representation or warranty contained a material misstatement of fact or omitted a fact necessary to make the representation or warranty not materially misleading as of the date of this Agreement and as of the Effective Time (or at such earlier date as specified in such representation or warranty).

                  (g) With respect to any claim for indemnification which is asserted against an Indemnifying Shareholder and is not substantially sustained, as determined by a court of competent jurisdiction or because the legal action seeking enforcement of the claim is dismissed with prejudice or, if dismissed without prejudice, is not refiled within the statute of limitations provided under applicable law, or because the Indemnified Party withdraws or settles the claim, then in such case the Indemnifying Shareholder shall be entitled to an award, against the Indemnified Party or Indemnified Parties which asserted such claim, of reasonable attorneys' fees, accountants' fees, and all other reasonable costs and expenses of litigation, investigation, defense, and settlement of the claim. In the event more than one Indemnified Party has formally asserted such claim, each such Indemnified Party shall be liable for such award in proportion to the respective size of the indemnification award asserted by such party in relation to the aggregate size of the indemnification awards asserted by all such Indemnified Persons with respect to such claim.

                  (h) This Article XII shall not become effective until the Effective Time.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         Section 13.1 Notices. Except as otherwise expressly set forth in
Section 7.3(c), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

         if to FNIS, or
         to First Merger Sub, to:    Fidelity National Information Solutions, Inc.
                                     4050 Calle Real, Suite 200
                                     Santa Barbara, California, 93110
                                     Attention: Patrick F. Stone, Chief Executive Officer
                                     Facsimile: (805) 696-7499

         with a copy to:             Stradling Yocca Carlson & Rauth
                                     660 Newport Center Drive, Suite 1600
                                     Newport Beach, California 92660
                                     Attention: C. Craig Carlson, Esq.
                                     Facsimile: (949) 725-4100

         if to the Company, to:      Factual Data Corp.
                                     5200 Hahns Peak Drive
                                     Loveland, Colorado 80538
                                     Attention: J.H. Donnan, Chief Executive Officer
                                     Facsimile: (970) 663-7688

         with a copy to:             Jones & Keller, P.C.
                                     1625 Broadway, Suite 1600
                                     Denver, Colorado 80202
                                     Attention: Samuel E. Wing, Esq.
                                     Facsimile: (303) 573-0769

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective upon receipt.

         Section 13.2 Survival of Representations, Warranties and Survival of Certain Covenants after the Effective Time. The representations and warranties made herein by the parties shall not survive beyond the Effective Time or a termination of this Agreement in accordance with its terms; provided, however, with respect to the Indemnifying Shareholders, the representations and warranties shall survive solely with respect to the Indemnifying Shareholders' indemnification obligations under Article XII. The covenants contained in Sections 9.5, 9.7, 13.2, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9 and 13.10 shall survive the Effective Time.

         Section 13.3 Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and FNIS or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the Company Shareholder Approval, no such amendment or waiver shall, without the further approval of such shareholders, reduce or change the consideration to be received by holders of Company Shares or be made that would require such approval under any applicable law, rule or regulation.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 13.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Any purported assignment in violation hereof shall be null and void.

         Section 13.5 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without reference to its principles of conflicts of laws.

         Section 13.6 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 13.7 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of California or any California state court sitting in Orange County, or in the United States District Court for the District of Colorado or any Colorado state court sitting in Larimer County, Colorado, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.1 shall be deemed effective service of process on such party.

         Section 13.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 13.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 13.10 Entire Agreement. This Agreement (together with the Exhibits and Schedules hereto), and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. All references to "the date hereof" or words of like import referring to this Agreement shall mean and be a reference to the date of this Agreement, and all representations and warranties of the Company and FNIS contained in this Agreement shall be deemed made as of the date hereof and, provided the First Merger is closed, as of the date of filing of the Articles of First Merger (except in each case to the extent any such representation or warranty expressly speaks as of an earlier date).


                     [SIGNATURE PAGE IMMEDIATELY FOLLOWING]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                        FIDELITY NATIONAL INFORMATION
                                        SOLUTIONS, INC.


                                        By  /s/ Patrick F. Stone
                                            ------------------------------------
                                            Its Chief Executive Officer
                                                --------------------------------


                                        FACTUAL DATA CORP.


                                        By  /s/ James N. Donnan
                                            ------------------------------------
                                            Its President
                                                --------------------------------

                                        FD ACQUISITION CORP.

                                        By  /s/ Fernando Velez
                                            ------------------------------------
                                            Its Chief Executive Officer
                                                --------------------------------


                                        FACTUAL DATA ACQUISITION CORP.

                                        By  /s/ Fernando Velez
                                            ------------------------------------
                                            Its Chief Executive Officer
                                                --------------------------------

                                        J.H. DONNAN, AN INDIVIDUAL

                                        /s/ J.H. Donnan
                                        ----------------------------------------

                                        BY JAMES N. DONNAN, AS ATTORNEY-IN-FACT
                                        FOR J.H. DONNAN

                                        /s/ James N. Donnan
                                        ----------------------------------------

                                        JAMES N. DONNAN, AN INDIVIDUAL

                                        /s/ James N. Donnan
                                        ----------------------------------------

                                        RUSSELL E. DONNAN, AN INDIVIDUAL


                                        /s/ Russell E. Donnan
                                        ----------------------------------------

Schedules and exhibits to this Exhibit have not been filed; upon request, the registrant will furnish supplementary to the Commission a copy of any omitted schedule or exhibit.